EXHIBIT 4.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated April 15, 2016, with respect to the statements of condition including the related portfolios of Closed-End Strategy:
Senior Loan and Limited Duration Portfolio 2016-2 and Closed-End Strategy:
Global Income Portfolio 2016-2 (included in Invesco Unit Trusts, Series 1652) as of April 15, 2016, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-209556) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
April 15, 2016